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                                                                    EXHIBIT 99.1



          N2H2, INC. STOCK MOVES TO THE OVER-THE-COUNTER BULLETIN BOARD


SEATTLE, WA. -- MARCH 21, 2002 -- N2H2, Inc. (OTCBB: NTWO), an Internet access management company specializing in fast and scalable filtering solutions, today announced that its common stock is eligible to begin trading on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers (OTCBB) effective approximately March 21,2002, under its ticker symbol NTWO.OB. N2H2 had previously traded on the Nasdaq exchange.


The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices, and volume information in over-the-counter equity securities that are not listed on the Nasdaq Stock Market (NASDAQ) or a national securities exchange. N2H2 is moving to the OTCBB because it received notification from Nasdaq on March 20, 2002 that it would be delisted from Nasdaq effective the open of the market on March 21, 2002 for failure to meet Nasdaq listing requirements.


"The move to the OTCBB does not change our strategic plan for restructuring N2H2 into an efficient, profitable company," said Philip Welt, president and CEO of N2H2. "The restructuring of N2H2 is already well under way -- in the last twelve months we have put N2H2 on the industry's most popular filtering platforms of Cisco, Check Point, and Microsoft, and with the launch of our new line of enterprise-class products, more platforms will follow. We are also having great success in building our reseller channel, adding 50 new value added resellers since December."


"N2H2 remains on solid financial ground," said Paul Quinn, CFO of N2H2. "We have cut costs and continue to grow revenue. Our revenue for last quarter was $2.9 million and better than the guidance we provided. We expect to meet or exceed guidance for the current quarter as well. We have cut quarterly expenses in half compared to last year, and we have $6 million in cash, which we project will provide cash for over 12 months, but we expect to be profitable before then."


ABOUT N2H2

N2H2 Inc. is an Internet access management company specializing in fast and scalable filtering solutions. N2H2 Internet filtering optimizes Web access -- enabling organizations of any size to limit potential legal liability, conserve bandwidth and increase user productivity.


Based in Seattle, WA, N2H2 has more than 16.5 million users -- including an international presence in over 20 countries. The company has developed the highest quality database of its kind through a unique combination of advanced artificial intelligence and expert human review. N2H2 develops flexible Internet management solutions for organizations through its alliances with leading technology partners including Microsoft, Cisco, and Check
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Point. Additional information about the company is available at
http://www.n2h2.com or by calling 206-336-1501 or 800-971-2622.



Except for the historical information contained herein, this press release contains forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and are therefore not a guarantee of future performance. The potential risks and uncertainties which could cause actual growth and results to differ materially include but are not limited to, the volatile and competitive nature of the Internet filtering industry, changes in domestic and international market conditions, the success of the company's brand development systems efforts, and customer acceptance of the company's services, products and fee structures. Further information on the factors and risks that could affect N2H2's business, financial condition and results of operations are included under the Risk Factors Sections of N2H2's public filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K (Commission file No. 0-26825), that are available at this release. N2H2 undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release or to reflect the occurrence of anticipated events.

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